Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

CommScope Holding Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1)	Fee Rate(2)	Amount of Filing Fee(3)
Fees to be Paid	$10,500,000,000.00	0.00015310	$1,607,550.00
Fees Previously Paid	$0		$0
Total Transaction Valuation	$10,500,000,000.00
Total Fees Due for Filing			$1,607,550.00
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,607,550.00

(1)
For purposes of determining the filing fee in accordance with subsection (c)(2) of Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the underlying value of the transaction (the “Transaction Valuation”) was based on the aggregate consideration, consisting of $10,500,000,000.00 in cash, that the registrant expects to receive in connection with the sale of substantially all of its assets.

(2)	The amount of the filing fee calculated in accordance with the Exchange Act equals $153.10 for each $1,000,000 of transaction value.

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying $10,500,000,000.00 by 0.0001531.

Table 2: Fee Offset Claims and Sources

N/A